CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             DELICIOUS BRANDS, INC.

                Under Section 242 of the General Corporation Law
                        of the State of Delaware ("DCGL")
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         Delicious Brands, Inc., a corporation  organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST: That the Board of Directors of the Corporation, by unanimous written consent, and the Stockholders of the Corporation, by majority written consent pursuant to Section 228 of the DCGL, adopted a resolution approving and adopting the following amendment to Article FIRST of the Certificate of Incorporation of the Corporation as follows:

         RESOLVED, that the Corporation be, and hereby is, authorized to amend its Certificate of Incorporation to change the Corporation's name from Delicious Brands, Inc., to Next Generation Technology Holdings, Inc. by deleting Article FIRST thereof and inserting in its place the following Article FIRST:

                  "FIRST: The name of the corporation is Next Generation Technology Holdings, Inc.";


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 1 day of June, 2000.


                                  DELICIOUS BRANDS, INC.


                                  By: /s/ Thomas J. Guinan
                                      ------------------------------------------
                                  Name:    Thomas J. Guinan
                                  Title:   President and Chief Executive Officer